Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 13, 2009 (except for the retrospective changes for noncontrolling interests described in Note 2, as to which the date is June 26, 2009, and Note 16, as to which the date is January 20, 2010) in the Registration Statement (Form S-4 No. 333-00000) and the related Prospectus of Universal City Development Partners, Ltd. and subsidiaries for the registration of $400,000,000 8 7/8% Senior Notes due 2015 and $225,000,000 10 7/8% Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP Certified Public Accountants

Orlando, Florida

January 20, 2010